Nexien BioPharma to File Pre-IND Meeting Request with the FDA

— Encouraging clinical observations and patient questionnaire results indicate that specific cannabinoid formulations are supportive in the treatment of patients suffering from myotonic dystrophy —

Denver, CO, February 26, 2019 – Nexien BioPharma, Inc. (“Nexien” or the “Company”) (OTCQB: NXEN), a next generation biopharmaceutical company focused on research, development and commercialization of novel FDA-compliant cannabinoid pharmaceuticals and related drug delivery systems, today announced encouraging results of clinical observations of patient groups consisting of patients suffering from non-dystrophic myotonia and myotonic dystrophies (DM) type 1 and 2, indicating that specific cannabinoid formulations are supportive in relief of myotonia and DM symptoms. Nexien intends to proceed with related clinical studies in accordance with U.S. Food and Drug Administration (FDA) protocols, commencing with the filing of a Pre-IND meeting request.

Parallel to ongoing clinical observations, Dr. Benedikt Schoser at the University of Munich, a Nexien scientific advisor and leading myotonic dystrophy expert, and The Myotonic Dystrophy Foundation in the United States each conducted questionnaires with patients suffering from DM type 1 and DM type 2. The purpose of the questionnaires was to determine patient perspectives on the effects of naturally occurring cannabinoids and whether these specific effects resulted in symptom relief. The results of both questionnaires in the United States and Germany were positive and suggested further exploration is warranted. Dr. Schoser´s team, along with DM organizations in the United States and Germany, published the results of this preliminary questionnaire in the Journal of Neurology: “Cannabis use in myotonic dystrophy patients in Germany and USA: a pilot survey.”1

Concurrently, based on ongoing clinical observations in DM1 and DM2 patients, as well as the results of the questionnaires, Nexien and Dr. Schoser are preparing protocols to commence pre-clinical and clinical studies.

Alex Wasyl, Nexien’s Chief Executive Officer, stated, “The results of the clinical observations reinforced by the patient questionnaires support the use of specific cannabinoid formulations in the treatment of myotonia, and DM1 and DM2 symptoms. Based on these outcomes and significant anecdotal evidence, Nexien will work toward filing a Pre-IND Meeting Request with the FDA to commence pre-clinical and clinical studies.”

1https://link.springer.com/article/10.1007%2Fs00415-018-9159-2

About Myotonia and Myotonic Dystrophies (DM)

Myotonia refers to a neuromuscular condition in which the relaxation of a muscle is impaired and can affect any muscle group of the body. Because a repeated effort is required to relax the muscle, individuals with myotonia may have massive trouble with normal daily activities including releasing their grip on objects (e.g., knife, fork and spoon), and having difficulty rising from a seated position, or beginning to walk. Patients suffering from myotonia often walk with a stiff, slow and awkward gait.

DM is an autosomal dominant transmitted genetic disorder that affects all parts of the human body, but predominantly affects muscular function. Symptoms include gradually increased muscle loss and weakness. There is currently no cure for DM and various drugs are often prescribed to manage symptoms without great success. An estimated 31.5 in 100,000 people are affected by DM1 in the United States alone.

About Dr. Benedikt Schoser

Dr. Benedikt Schoser is the senior consultant neurologist and co-chair of the Friedrich-Baur Institute, Germany’s major national referral center for rare neuromuscular diseases. His clinical and research interests are in the field of multisystemic neuromuscular diseases and metabolic and myotonic myopathies. Dr. Schoser is an Associate Professor of Neurology at the Ludwig Maximilians University in Munich, Germany. Since 2010 he is the head of the Interdisciplinary Center for Neuromuscular Disorders at the University’s Munich campus. Dr. Schoser has authored and co-authored more than 220 articles in peer-reviewed journals and contributed more than 20 chapters to books on neurology and muscle pathology.

About Nexien BioPharma, Inc.

Nexien BioPharma is a US-based pharmaceutical company engaged in the formulation, development and commercialization of cannabinoid-based pharmaceuticals in accordance with U.S. Food and Drug Administration (“FDA”) pre-clinical and clinical pathways, to address a broad range of medical conditions and disorders. Nexien BioPharma website: www.nexienbiopharma.com.

Forward Looking Statements

Nexien Disclosure Notice: This press release may contain “forward-looking statements, which are deemed to be any statements made by or on behalf of Nexien BioPharma that are not statements of historical facts. These statements reflect current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this release, including the factors set forth in “Risk Factors” in our most recent Form 10-K filed with the Securities and Exchange Commission (SEC) and subsequent filings with the SEC. Readers are cautioned not to place reliance on these forward-looking statements, which are valid only as of the date they were made. Nexien BioPharma undertakes no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise, except as expressly required by law.

Contacts

Nexien BioPharma, Inc.

info@nexienbiopharma.com

The Equity Group

Kalle Ahl, CFA

(212) 836-9614

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Devin Sullivan

(212) 836-9608

dsullivan@equityny.com